UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

SYMETRA MUTUAL FUNDS TRUST

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):
[X]           No fee required.
[   ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: N/A
(2)	Aggregate number of securities to which transaction applies: N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
(4)	Proposed maximum aggregate value of transaction: N/A
(5)	Total fee paid: $0

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount Previously Paid:  N/A
(2)           Form, Schedule or Registration Statement No.:  N/A
(3)           Filing Party:  N/A
(4)           Date Filed:  N/A

Symetra Mutual Funds Trust

Symetra DoubleLine Total Return Fund
Symetra DoubleLine Emerging Markets Income Fund
Symetra Yacktman Focused Fund

Form of Telephone Script:

Greeting:

Hello, is Mr./Ms. _____________ available please?

Hi, Mr./Ms. _________________, my name is _____________ and I am calling on behalf of Symetra Life Insurance Company on a recorded line.  Recently we sent you proxy materials for the upcoming Special Meeting of Shareholders of Symetra Mutual Funds Trust and have not received it back, so we are calling you to ask if you would like to provide voting instructions?  I can take your instructions over the phone today.

Voting Scripting:

For the record, would you please state your full name and mailing address?

Are you authorized to provide voting instructions on all shares?

Again, my name is _________, an employee of Symetra Life Insurance Company.  Today’s date is _________ and the time is _____ Pacific Time.

Mr./Ms. ___________, I have recorded your [FOR / AGAINST/ ABSTAIN] vote for all of your Symetra Mutual Funds Trust accounts and will be sending you a written confirmation for each.  Thank you very much for your participation and have a great day/evening.

If shareholder indicates that s/he has not received the proxy materials, either offer to review proposals or resend the materials to the client in accordance with his/her direction.  I can resend materials to you.  Do you have an email address this can be sent to?  (If yes, type email address in the notes and read it back phonetically to the shareholder; If not, continue with standard script.) Can you please verify your mailing address? (Verify entire address, including street name, number, town, state and zip.)

Thank you.  You should receive these materials shortly.

If shareholder is not interested in voting telephonically, please ask again and if still not interested respond…..

I am sorry for the inconvenience.  Please be aware as a contract owner, your vote is very important.  Please fill out and return your voting instruction card at your earliest convenience.  In order for your vote to count, your instructions must be received by 4pm Eastern Time on December 19.  As an alternative to mailing your completed voting instruction card, you may fax it to me at [                  ] or send it as a pdf via email to me at [                    @symetra.com].

Answering Machine Message:

Hello, my name is _____________ and I am an employee of Symetra Life Insurance Company.  You should have received proxy material in the mail concerning a Special Meeting of Shareholders of Symetra Mutual Funds Trust to be held on December 20, 2013.

Your participation is very important.  To vote by telephone, call me toll free at [              ]
and I will assist you with voting your shares.  Voting takes just a few minutes and will benefit all shareholders.  Thank you for your prompt attention to this matter.

Symetra Life Insurance Company

777 108th Avenue NE, Suite 1200
Bellevue, WA 98004-5135

Mailing Address:
Contract Maintenance Office
PO Box 758545 | Topeka, KS 66675-8545

Phone 1-800-457-9015
Fax (785) 228-4545

Re:  ACTION REQUIRED: PLEASE READ CAREFULLY

Dear Contract Owner:

You own a Symetra True® variable annuity contract issued by us, Symetra Life Insurance Company. You are invested in one or more of the sub-accounts that invest in the following portfolios offered in your contract:

•	Symetra DoubleLine Total Return Fund
•	Symetra DoubleLine Emerging Markets Income Fund
•	Symetra Yacktman Focused Fund

The Symetra Mutual Fund Trust (the “Trust”) is seeking a shareholder vote to liquidate the above-referenced Symetra funds and the Trust. As a beneficial owner of record of shares of one or more of the Symetra funds, you have the right to instruct Symetra Life as to the manner in which shares of the Symetra funds attributable to your variable contract should be voted. The enclosed proxy materials and voting instructions more fully explain the proposed liquidation and your voting rights.

In connection with the proposed liquidation, you are being asked to do the following:

1.
 Provide us with new investment instructions on the enclosed Transfer Request Form to move your current investments in any of the sub-accounts invested in the liquidating Symetra funds to new sub-accounts offered under your contract. If you do not provide us with new investment instructions by Dec. 27, 2013, your current investments in the Symetra funds will be liquidated on or about Dec. 27, 2013 and the proceeds will be used to purchase the “Replacement Funds” identified in the accompanying proxy materials.

2.
Vote on the proposed liquidation. The Voting Instruction Card and proxy are enclosed. Your vote will count even if you transfer your entire investment in the Symetra funds prior to the special meeting of the Symetra fund shareholders scheduled to occur on or around December 20, 2013.

3.
Provide us with updated investment instructions regarding any systematic transfers (such as, dollar cost averaging or rebalancing) that you may be participating in by contacting us at the number below, by following the instructions in your contract prospectus, or by contacting your advisor. If no new investment instructions are provided, we will replace each liquidating Symetra fund with the corresponding Replacement Fund identified in the accompanying proxy materials for future systematic transfers.

We have enclosed a postage-paid envelope for your convenience. Please contact your advisor for more information and to discuss the investment options available in your contract. You may also contact us if you have any questions at 1-855-878-3827.

Sincerely,

/s/ Daniel R. Guilbert

Daniel R. Guilbert
Executive Vice President, Retirement Division